CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 26, 2010 on the financial statements and financial highlights of the MMA Praxis Mutual Funds, in Post-Effective Amendment Number 34 to the Registration Statement (Form N-1A, No. 033-69724), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 3, 2011